Exhibit 10.1

STEIN MART, INC.

2018 OMNIBUS INCENTIVE PLAN

TABLE OF CONTENTS

1.	Purpose; Eligibility		1
	1.1	General Purpose	1
	1.2	Eligible Award Recipients	1
	1.3	Available Awards	1

2.	Definitions		1

3.	Administration		8
	3.1	Authority of Committee	8
	3.2	Committee Decisions Final	9
	3.3	Delegation	9
	3.4	Committee Composition	10
	3.5	Indemnification	10

4.	Shares Subject to this Plan		11

5.	Eligibility		12
	5.1	General	12
	5.2	Eligibility for Specific Awards	12
	5.3	Ten Percent Shareholders	12

6.	Option Provisions		13
	6.1	Term	13
	6.2	Exercise Price of an Incentive Stock Option	13
	6.3	Exercise Price of a Non-qualified Stock Option	13
	6.4	Consideration	13
	6.5	Incentive Stock Option $100,000 Limitation	14
	6.6	Dividend Equivalents on Options	14

7.	Provisions of Awards Other Than Options		14
	7.1	Stock Appreciation Rights	14
	7.2	Restricted Awards	15
	7.3	Performance Share Awards	18
	7.4	Other Equity-Based and Cash Awards	19

8.	Securities Law Compliance		20

9.	Use of Proceeds from Stock		20

10.	Miscellaneous		20
	10.1	Acceleration of Exercisability and Vesting	20
	10.2	Shareholder Rights	20
	10.3	No Employment or Other Service Rights	20
	10.4	Withholding Obligations	21

11.	Adjustments Upon Changes in Stock		21

12.	Termination.		21
	12.1	Termination in General.	21

	12.2	Upon Termination Event in Connection with Death.	22
	12.3	Upon Termination Event in Connection with Disability.	23
	12.4	Upon Termination Event in Connection with Retirement.	23
	12.5	Upon Termination Event in Connection with a Change in Control.	23
	12.6	Bona Fide Leave.	23
	12.7	Change in Participant Status.	24

13.	Effect of Change in Control		24

14.	Amendment of this Plan and Awards		25
	14.1	Amendment of this Plan	25
	14.2	Shareholder Approval	25
	14.3	Contemplated Amendments	25
	14.4	No Impairment of Rights	25
	14.5	Amendment of Awards	26

15.	Transfers		26
	15.1	Transfers upon Death	26
	15.2	Permitted Transfers	26
	15.3	Effect of Transfer	26

16.	General Provisions		27
	16.1	Forfeiture Events	27
	16.2	Clawback	27
	16.3	Other Compensation Arrangements	27
	16.4	Unfunded Plan	27
	16.5	Delivery	27
	16.6	No Fractional Shares	27
	16.7	Other Provisions	28
	16.8	Section 409A	28
	16.9	Disqualifying Dispositions	28
	16.10	Section 16	28
	16.11	Beneficiary Designation	28
	16.12	Expenses	28
	16.13	Severability	29
	16.14	Plan Headings	29
	16.15	Non-Uniform Treatment	29

17.	Effective Date of this Plan		29

18.	Termination or Suspension of this Plan		29

19.	Choice of Law		29

ii

STEIN MART, INC. 2018 OMNIBUS INCENTIVE PLAN

1.       Purpose; Eligibility.

1.1     General Purpose. The purposes of this Plan are to (a) enable the Company and any Affiliate to attract and retain the types of Employees, Consultants and Directors who will contribute to the Company’s long range success; (b) provide incentives that align the interests of Employees, Consultants and Directors with those of the shareholders of the Company; and (c) promote the success of the Company’s business.

1.2     Eligible Award Recipients. The persons eligible to receive Awards are the Employees, Consultants and Directors of the Company and its Affiliates and such other individuals designated by the Committee who are reasonably expected to become Employees, Consultants and Directors after the receipt of Awards.

1.3     Available Awards. Awards that may be granted under this Plan include: (a) Incentive Stock Options, (b) Non-qualified Stock Options, (c) Stock Appreciation Rights, (d) Restricted Awards, (e) Performance Share Awards and (f) Other Equity-Based Awards.

2.       Definitions.

“Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.

“Applicable Laws” means the requirements related to or implicated by the administration of this Plan under applicable state corporate law, United States federal and state securities laws, the Code, the rules of any stock exchange or quotation system on which the shares of Common Stock are listed or quoted, and the applicable laws of any foreign country or other jurisdiction where Awards are granted under this Plan.

“Award” means any right granted under this Plan, including an Incentive Stock Option, a Non-qualified Stock Option, a Stock Appreciation Right, a Restricted Award, a Performance Share Award or an Other Equity-Based Award.

“Award Agreement” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under this Plan which may, in the discretion of the Company, be transmitted electronically to any Participant and be executed electronically by any Participant. Each Award Agreement shall be subject to the terms and conditions of this Plan.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The term “Beneficial Ownership” has a corresponding meaning.

“Board” means the Board of Directors of the Company, as constituted at any time.

“Cash Award” means an Award denominated in cash that is granted under Section 7.4 of this Plan.

“Cause” means: With respect to any Employee or Consultant, unless the applicable Award Agreement states otherwise: (a) if the Employee or Consultant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Cause, the definition contained therein; or (b) if no such agreement exists, or if such agreement does not define Cause: (i) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (ii) conduct that results in or is reasonably likely to result in harm to the reputation or business of the Company or any of its Affiliates; (iii) gross negligence or willful misconduct with respect to the Company or an Affiliate; or (iv) material violation of state or federal securities laws.

With respect to any Director, unless the applicable Award Agreement states otherwise, a determination by a majority of the disinterested Board members that the Director has engaged in any of the following: (a) malfeasance in office; (b) gross misconduct or neglect; (c) false or fraudulent misrepresentation inducing the director’s appointment; (d) willful conversion of corporate funds; or (e) repeated failure to participate in Board meetings on a regular basis despite having received proper notice of the meetings in advance.

The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

“Change in Control” means: (a) one Person (or more than one Person acting as a group), other than Jay Stein or any group of which Jay Stein is a member, acquires Beneficial Ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; provided, that, a Change in Control shall not occur if any Person (or more than one Person acting as a group) owns more than fifty percent (50%) of the total fair market value or total voting power of the Company’s stock and acquires additional stock; (b) one person (or more than one person acting as a group), other than Jay Stein or any group of which Jay Stein is a member, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing thirty-five percent (35%) or more of the total voting power of the stock of such corporation; (c) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or (d) one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition(s).

“Clawback Policy” has the meaning set forth in Section 16.2.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” means a committee of one or more members of the Board appointed by the Board to administer this Plan in accordance with Section 3.3 and Section 3.4.

“Common Stock” means the common stock, $.01 par value per share, of the Company, or such other securities of the Company as may be designated by the Committee from time to time in substitution thereof.

“Company” means Stein Mart, Inc., a Florida corporation, and any successor thereto.

“Consultant” means any individual who performs bona fide services to the Company or an Affiliate, other than as an Employee or Director, and who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act.

“Director” means a member of the Board.

“Disability” means, unless the applicable Award Agreement says otherwise: (a) if an Employee or Consultant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Disability, the definition contained therein; or (b) if no such agreement exists or if such agreement does not define Disability, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, however, for purposes of determining the term of an Incentive Stock Option pursuant to Section 12.3(a) hereof, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option pursuant to Section 12.3(a) hereof within the meaning of Section 22(e)(3) of the Code, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.

“Disqualifying Disposition” has the meaning set forth in Section 16.9.

“Dividend Equivalents” has the meaning set forth in Section 7.2(b)(ii).

“Effective Date” shall mean the date as of which this Plan is adopted by the Board, provided that the Company’s shareholders approve this Plan before the first anniversary of the Effective Date.

“Employee” means any person, including an Officer or Director, employed by the Company or an Affiliate; provided, that, for purposes of determining eligibility to receive Incentive Stock Options, an Employee shall mean an employee of the Company or a parent or subsidiary corporation within the meaning of Section 424 of the Code. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the value of the Common Stock as determined below. If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Stock Market, the Fair Market Value shall be the closing price of a share of Common Stock (or if no sales were reported the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination, as reported in the Wall Street Journal or such other source as the Committee deems reliable. In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee, and, in the case of nonqualified deferred compensation, in accordance with Section 409A of the Code; such determination shall be conclusive and binding on all persons.

“Fiscal Year” means the Company’s fiscal year.

“Free Standing Rights” has the meaning set forth in Section 7.1(a).

“Good Reason” means, unless the applicable Award Agreement states otherwise: (a) if an Employee or Consultant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Good Reason, the definition contained therein; or (b) if no such agreement exists or if such agreement does not define Good Reason, the occurrence of one or more of the following without the Participant’s express written consent, which circumstances are not remedied by the Company within thirty (30) days of its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within ninety (90) days of the Participant’s knowledge of the applicable circumstances): (i) any material, adverse change in the Participant’s duties, responsibilities, authority, title, status or reporting structure; (ii) a material reduction in the Participant’s base salary or bonus opportunity; or (iii) a geographical relocation of the Participant’s principal office location by more than fifty (50) miles.

“Grant Date” means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such date as is set forth in such resolution.

“Immediate Family Member” means any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the Securities and Exchange Commission.

“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

“ISO Limit” has the meaning set forth in Section 4.3.

“Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.

“Non-qualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

“Option” means an Incentive Stock Option or a Non-qualified Stock Option granted pursuant to this Plan.

“Optionholder” means a person to whom an Option is granted pursuant to this Plan or, if applicable, such other person who holds an outstanding Option.

“Option Exercise Price” means the price at which a share of Common Stock may be purchased upon the exercise of an Option.

“Other Equity-Based Award” means an Award that is not an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Performance Share Award that is granted under Section 7.4 and is payable by delivery of Common Stock and/or which is measured by reference to the value of Common Stock.

“Participant” means an eligible person to whom an Award is granted pursuant to this Plan or, if applicable, such other person who holds an outstanding Award.

“Performance Criteria” means the criterion or criteria selected for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Award under this Plan. The Performance Criteria that will be used to establish the Performance Goal(s) shall be based on the attainment of specific levels of performance of the Company (or Affiliate, division, business unit or operational unit of the Company). Performance Criteria may include, but are not limited to, the following: (a) net sales; (b) gross profit; (c) operating or other expenses (or any individual type of expense); (d) earnings before interest and taxes; (e) earnings before interest, taxes, depreciation and amortization; (f) net income; (g) earnings per share (basic or diluted); (h) cash flow; (i) average sales per store; (j) average sales per square foot; (k) comparable store sales increases; (l) average inventories (calculated by taking the average of inventories at the end of each month); (m) inventory turnover (net sales divided by average inventory during any fiscal period); (n) number of stores opened; (o) return on investment (determined with reference to one or more categories of income or cash flow and one or more categories of assets, capital or equity); (p) total shareholder returns (on a standalone basis or as compared with a designated peer group or index); (q) stock price; and (r) gross margin (loss) determined based on all sales or with respect to one or more categories or departments.

Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company and/or an Affiliate as a whole or any division, business unit or operational unit of the Company and/or an Affiliate or any combination thereof, as the Committee may deem appropriate, or as compared to the performance of a group of comparable companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Committee may select Performance Criterion (q) above as compared to various stock market indices. The Committee may provide that any of the Performance Criteria be calculated before the accrual of expense for any Awards for the corresponding Performance Period. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph.

“Performance Formula” means, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Award of a particular Participant, whether all, some portion but less than all, or none of the Award has been earned for the Performance Period.

“Performance Goals” means, for a Performance Period, the one or more goals established for the Performance Period based upon the Performance Criteria. The Committee is authorized at any time, in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants, including, without limitation, adjustments or modifications based on the following events: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary, unusual or infrequently occurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (f) acquisitions or divestitures; (g) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (h) foreign exchange gains and losses; and (i) a change in the Fiscal Year.

“Performance Period” means the one or more periods of time, not less than one fiscal quarter in duration, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of an Award.

“Performance Share” means a right granted to a Participant to receive shares of Common Stock (or the Fair Market Value thereof in cash or any combination of cash and Common Stock, as determined by the Committee) based upon the achievement, or level of achievement, of Performance Goals during a Performance Period, as determined by the Committee.

“Performance Share Award” means any Award granted pursuant to Section 7.3 hereof.

“Permitted Transferee” means any transferee of an Award pursuant to and in accordance with Section 15.1 or Section 15.2 hereof.

“Person” means a person as defined in Section 13(d)(3) of the Exchange Act.

“Plan” means this Stein Mart, Inc. 2018 Omnibus Incentive Plan, as amended and/or amended and restated from time to time.

“Related Rights” has the meaning set forth in Section 7.1(a).

“Restricted Award” means any Award granted pursuant to Section 7.2(a).

“Restricted Period” has the meaning set forth in Section 7.2(a).

“Restricted Stock” has the meaning set forth in Section 7.2(a).

“Restricted Stock Units” has the meaning set forth in Section 7.2(a).

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Appreciation Right” means the right pursuant to an Award granted under Section 7.1 to receive, upon exercise, an amount payable in cash or shares equal to the number of shares subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (a) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (b) the exercise price specified in the Stock Appreciation Right Award Agreement.

“Stock for Stock Exchange” has the meaning set forth in Section 6.4.

“Substitute Award” has the meaning set forth in Section 4.8.

“Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

“Termination Event” means the occurrence of any act or event that causes a Participant to cease being an employee of the Company and any Affiliate, including, without limitation, death, Disability, retirement, termination with or without Cause, dismissal, severance at the election of the Participant, or severance as a result of the discontinuance, liquidation, sale or transfer by the Company or its Affiliates of a business owned or operated by the Company or any Affiliate. With respect to any Participant who is not an employee of the Company or any Affiliate, unless the Award Agreement states otherwise, a Termination Event shall occur when a Participant ceases to provide services as either a Consultant or Non-Employee Director. A Termination Event shall occur with respect to a Participant who is employed by an Affiliate if the Affiliate shall cease to be an Affiliate and the Participant shall not immediately thereafter become an employee of the Company or an Affiliate. Notwithstanding the foregoing, as described in Section 12.7, no Termination Event shall occur if the Participant continues to be an Employee, Director or Consultant after such termination. Provided, however, if a Termination Event constitutes a payment event with respect to any Award that provides for the deferral of compensation and is subject to Code Section 409A, payments to be made upon a Termination Event shall only be made upon a separation from service with the meaning of Code Section 409A.

“Total Share Reserve” has the meaning set forth in Section 4.1

“Vested Unit” has the meaning set forth in Section 7.2(d)(ii).

3.       Administration.

3.1     Authority of Committee. This Plan shall be administered by the Committee or, in the Board’s sole discretion, by the Board. Subject to the terms of this Plan, the Committee’s charter and Applicable Laws, and in addition to other express powers and authorization conferred by this Plan, the Committee (or the Board, as the case may be) shall have the authority:

(a)     to construe and interpret this Plan and apply its provisions;

(b)     to promulgate, amend and rescind rules and regulations relating to the administration of this Plan;

(c)     to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of this Plan;

(d)     to delegate its authority to one or more Officers of the Company with respect to Awards that do not involve “insiders” within the meaning of Section 16 of the Exchange Act;

(e)     to determine when Awards are to be granted under this Plan and the applicable Grant Date;

(f)     to select, subject to the limitations set forth in this Plan, those Participants to whom Awards shall be granted;

(g)     to determine the number of shares of Common Stock, if any, to be made subject to each Award;

(h)     to determine whether each Option is to be an Incentive Stock Option or a Non-qualified Stock Option;

(i)     to prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment and vesting provisions, and to specify the provisions of the Award Agreement relating to such grant;

(j)     to determine the target number of Performance Shares to be granted pursuant to a Performance Share Award, any Performance Criteria that will be used to establish Performance Goals, the length of any Performance Period(s), the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply and the number of Performance Shares that may be earned by a Participant;

(k)     to determine whether, and to what extent, the Performance Goals for a Performance Period have been achieved and, if so, to calculate the amount of any Awards earned for the period based upon the Performance Formula;

(l)     to reduce or eliminate the amount of an Award earned under Performance Goals in a Performance Period if, in the Committee’s sole judgment, such reduction or elimination is appropriate;

(m)     to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting or the term of any outstanding Award or extending the exercise period of any outstanding Award; provided, however, that if any such amendment impairs a Participant’s rights or increases a Participant’s obligations under his or her Award or creates or increases a Participant’s federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant’s consent;

(n)     to determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting a Termination Event for purposes of this Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company’s employment policies;

(o)     to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;

(p)     to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in this Plan and any instrument or agreement relating to, or Award granted under, this Plan; and

(q)     to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of this Plan.

The Committee also may modify the purchase price or the exercise price of any outstanding Award, provided that if the modification effects a repricing, shareholder approval shall be required before the repricing is effective. The foregoing restriction on repricing includes (i) reducing the exercise price of the outstanding Options or Stock Appreciation Rights; (ii) cancelling outstanding Options or Stock Appreciation Rights in connection with the granting of Options or Stock Appreciation Rights with a lower exercise price to the same individual; (iii) cancelling Options or Stock Appreciation Rights with an exercise price in excess of the current Fair Market Value in exchange for a cash payment or other Award(s); and (iv) taking any other action that would be treated as a repricing of an Option or Stock Appreciation Right under the rules of the primary securities exchange or similar entity on which the Common Stock is listed.

3.2     Committee Decisions Final. All decisions made by the Committee (or the Board, as the case may be) pursuant to the provisions of this Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

3.3     Delegation. The Committee, or if no Committee has been appointed, the Board, may delegate administration of this Plan to a committee or committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. The Committee shall have the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board or the Committee shall thereafter be to the committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of this Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of this Plan. The members of the Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee. The Committee shall act pursuant to a vote of the majority of its members or, in the case of a Committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by this Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

3.4     Committee Composition. Except as otherwise determined by the Board, the Committee shall consist solely of two or more Non-Employee Directors. The Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3. However, if the Board intends to satisfy the exemption requirements of Rule 16b-3 with respect to Awards to any Participant subject to Section 16 of the Exchange Act that are to be approved by the Committee rather than the Board, then the Committee shall be a compensation committee of the Board that consists solely of two or more Non-Employee Directors. Within the scope of such authority, the Board or the Committee may delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under this Plan in the event Awards are granted under this Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors.

3.5     Indemnification. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Laws, the Committee shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee may be party by reason of any action taken or failure to act under or in connection with this Plan or any Award granted under this Plan, and against all amounts paid by the Committee in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within sixty (60) days after the institution of any such action, suit or proceeding, such Committee shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

4.       Shares Subject to this Plan.

4.1     Subject to adjustment in accordance with Section 11, a total of 4,100,000 shares of Common Stock, plus the number of shares of Common Stock underlying any award granted under the Stein Mart, Inc. 2001 Omnibus Plan, as amended and restated effective June 21, 2016, that expires, terminates or is canceled or forfeited under the terms of such plan, shall be available for the grant of Awards under this Plan (the “Total Share Reserve”). During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.

4.2     Shares of Common Stock available for grant by the Company under this Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner.

4.3     Subject to adjustment in accordance with Section 11, no more than 4,100,000 shares of Common Stock may be issued in the aggregate pursuant to the exercise of Incentive Stock Options (the “ISO Limit”).

4.4     Subject to adjustment in accordance with Section 11, no Non-Employee Director (excluding Non-Employee Directors who also qualify as Consultants) shall receive, during a single Fiscal Year, Awards with respect to more than 70,000 shares of Common Stock in the aggregate.

4.5     Subject to adjustment in accordance with Section 11, no Participant shall receive, during a single Fiscal Year, (i) Options to purchase Common Stock or Stock Appreciation Rights with respect to more than 1,000,000 shares of Common Stock in the aggregate; or (ii) Restricted Stock, Restricted Stock Units, Performance Shares, Other Equity-Based Awards subject to Performance Goals with respect to more than 1,000,000 shares of Common stock in the aggregate. If an Award is to be settled in cash, the number of shares of Common Stock on which the Award is based shall not count toward the individual share limit set forth in this Section 4.5.

4.6     No Participant shall receive, during a single Fiscal Year, Cash Awards with an aggregate value that exceeds $2,500,000.00.

4.7     Any shares of Common Stock subject to an Award that is canceled, forfeited or expires prior to exercise or realization, either in full or in part, shall again become available for issuance under this Plan. Shares of Common Stock subject to Awards that (a) are settled in cash, (b) are withheld to satisfy tax withholding obligations with respect to Restricted Awards, Performance Share Awards or Other Equity-Based Awards or (c) are exchanged with the Company’s permission prior to the issuance of shares for Awards not involving shares will be added back to this Plan share reserve and again be available for issuance pursuant to Awards granted under this Plan. Notwithstanding anything to the contrary contained herein, (x) shares of Common Stock subject to an Award under this Plan shall not again be made available for issuance or delivery under this Plan if such shares are (i) tendered in payment of the exercise price of an Option or a Stock Appreciation Right, (ii) delivered by a Participant or withheld by the Company to satisfy any tax withholding obligation on an Option or Stock Appreciation Right, or (iii) not issued or delivered as a result of the net settlement of an Option or Stock Appreciation Right; and (y) shares repurchased on the open market with the proceeds of an Option Exercise Price shall not again be made available for issuance under this Plan.

4.8     Awards may, in the sole discretion of the Committee, be granted under this Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Total Share Reserve; provided, that, Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as Incentive Stock Options shall be counted against the ISO Limit. Subject to applicable stock exchange requirements, available shares under a shareholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect such acquisition or transaction) may be used for Awards under this Plan and shall not count toward the Total Share Limit.

4.9     Minimum Vesting Requirements for Awards. Except with respect to a maximum of five percent (5%) of the Total Share Reserve, all Awards granted under this Plan shall vest over a period that is not less than one (1) year. Notwithstanding the foregoing, the Committee may, but shall not be required to, provide for acceleration of vesting and exercisability of Awards in the terms of any Award Agreement in the event of the Participant’s death, Disability, retirement (as such term is defined in the applicable Award Agreement) or a Change in Control. Each Award may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The vesting provisions of individual Awards may vary. No Award may be exercised for a fraction of a share of Common Stock. The Award may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Committee may deem appropriate.

5.       Eligibility.

5.1     General. The Committee will, in its sole discretion, designate which Participants will be eligible to receive Awards. However, designation of a Participant eligible to receive an Award hereunder shall not in any manner entitle the Participant to receive an Award or payment in respect of such Award. Moreover, designation of a Participant eligible to receive an Award hereunder for a particular period shall not require designation of such Participant eligible to receive an Award hereunder in any subsequent period and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period.

5.2     Eligibility for Specific Awards. Incentive Stock Options may be granted only to Employees. Awards other than Incentive Stock Options may be granted to Employees, Consultants and Directors and those individuals whom the Committee determines are reasonably expected to become Employees, Consultants and Directors following the Grant Date.

5.3     Ten Percent Shareholders. A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the Option Exercise Price is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the Grant Date and the Option is not exercisable after the expiration of five (5) years from the Grant Date.

6.       Option Provisions. Each Option granted under this Plan shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the conditions set forth in this Section 6, and to such other conditions not inconsistent with this Plan as may be reflected in the applicable Award Agreement. All Options shall be separately designated Incentive Stock Options or Non-qualified Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

6.1     Term. Subject to the provisions of Section 5.3 regarding Ten Percent Shareholders, no Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the Grant Date. The term of a Non-qualified Stock Option granted under this Plan shall be determined by the Committee; provided, however, no Non-qualified Stock Option shall be exercisable after the expiration of ten (10) years from the Grant Date.

6.2     Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 5.3 regarding Ten Percent Shareholders, the Option Exercise Price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

6.3     Exercise Price of a Non-qualified Stock Option. The Option Exercise Price of each Non-qualified Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, a Non-qualified Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code.

6.4     Consideration. The Option Exercise Price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash or by certified or bank check at the time the Option is exercised or (b) in the discretion of the Committee, upon such terms as the Committee shall approve, the Option Exercise Price may be paid: (i) by delivery to the Company of other Common Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the Option Exercise Price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock that have an aggregate Fair Market Value on the date of attestation equal to the Option Exercise Price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock (a

“Stock for Stock Exchange”); (ii) through a “cashless” exercise program established with a broker; (iii) by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Option Exercise Price at the time of exercise; (iv) by any combination of the foregoing methods; or (v) in any other form of legal consideration that may be acceptable to the Committee. Unless otherwise specifically provided in the Award Agreement, the exercise price of Common Stock acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the foregoing, during any period for which the Common Stock is publicly traded (i.e., the Common Stock is listed on any established stock exchange or a national market system) an exercise by a Director or Officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 shall be prohibited with respect to any Award under this Plan.

6.5     Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-qualified Stock Options.

6.6     Dividend Equivalents on Options. In no event shall any Dividend Equivalents (as defined below) be paid with respect to any Options.

7.       Provisions of Awards Other Than Options.

7.1     Stock Appreciation Rights.

(a)     General. Each Stock Appreciation Right granted under this Plan shall be evidenced by an Award Agreement. Each Stock Appreciation Right so granted shall be subject to the conditions set forth in this Section 7.1, and to such other conditions not inconsistent with this Plan as may be reflected in the applicable Award Agreement. Stock Appreciation Rights may be granted alone (“Free Standing Rights”) or in tandem with an Option granted under this Plan (“Related Rights”).

(b)     Grant Requirements. Any Related Right that relates to a Non-qualified Stock Option may be granted at the same time the Option is granted or at any time thereafter but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted.

(c)     Term of Stock Appreciation Rights. The term of a Stock Appreciation Right granted under this Plan shall be determined by the Committee; provided, however, no Stock Appreciation Right shall be exercisable later than the tenth anniversary of the Grant Date.

(d)     Exercise and Payment. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive from the Company an amount equal to the number of shares of Common Stock subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (i) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (ii) the exercise price specified in the Stock Appreciation Right or related Option. Payment with respect to the exercise of a Stock Appreciation Right shall be made on the date of exercise. Payment shall be made in the form of shares of Common Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Committee in its sole discretion), cash or a combination thereof, as determined by the Committee.

(e)     Exercise Price. The exercise price of a Free Standing Right shall be determined by the Committee, but shall not be less than one hundred percent (100%) of the Fair Market Value of one (1) share of Common Stock on the Grant Date of such Stock Appreciation Right. A Related Right granted simultaneously with or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto shall have the same exercise price as the related Option, shall be transferable only upon the same terms and conditions as the related Option, and shall be exercisable only to the same extent as the related Option; provided, however, that a Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per share of Common Stock subject to the Stock Appreciation Right and related Option exceeds the exercise price per share thereof and no Stock Appreciation Rights may be granted in tandem with an Option unless the Committee determines that the requirements of Section 7.1(b) are satisfied.

(f)     Reduction in the Underlying Option Shares. Upon any exercise of a Related Right, the number of shares of Common Stock for which any related Option shall be exercisable shall be reduced by the number of shares for which the Stock Appreciation Right has been exercised. The number of shares of Common Stock for which a Related Right shall be exercisable shall be reduced upon any exercise of any related Option by the number of shares of Common Stock for which such Option has been exercised.

(g)     Dividend Equivalents on Stock Appreciation Rights. In no event shall any Dividend Equivalents (as defined below) be paid with respect to any Stock Appreciation Rights.

7.2     Restricted Awards.

(a)     General. A Restricted Award is an Award of actual shares of Common Stock (“Restricted Stock”) or hypothetical Common Stock units (“Restricted Stock Units”) having a value equal to the Fair Market Value of an identical number of shares of Common Stock, which may, but need not, provide that such Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the “Restricted Period”) as the Committee shall determine. Each Restricted

Award granted under this Plan shall be evidenced by an Award Agreement. Each Restricted Award so granted shall be subject to the conditions set forth in this Section 7.2, and to such other conditions not inconsistent with this Plan as may be reflected in the applicable Award Agreement.

(b)     Restricted Stock and Restricted Stock Units.

(i)     Each Participant granted Restricted Stock shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock setting forth the restrictions and other terms and conditions applicable to such Restricted Stock. If the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, if applicable and (B) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant fails to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, the Award shall be null and void. Subject to the restrictions set forth in the Award, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends; provided that, any cash dividends and stock dividends with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Committee. The cash dividends or stock dividends so withheld by the Committee and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the Participant in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, if applicable, upon the release of restrictions on such share (and, in any event, no later than the later of the 15th day of the third month following the end of the Participant’s first taxable year in which the expiration of the Restricted Period occurs or the 15th day of the third month following the end of the Company’s first taxable year in which the expiration of the Restricted Period occurs and, if such share is forfeited, the Participant shall have no right to such dividends.

(ii)     The terms and conditions of a grant of Restricted Stock Units shall be reflected in an Award Agreement. No shares of Common Stock shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside funds for the payment of any such Award. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. At the discretion of the Committee, each Restricted Stock Unit (representing one (1) share of Common Stock) may be credited with cash and stock dividends paid by the Company in respect of one (1) share of Common Stock (“Dividend Equivalents”). Dividend Equivalents shall be withheld by the Company and credited to the Participant’s account, and interest may be credited on the amount of cash Dividend

Equivalents credited to the Participant’s account at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Participant upon settlement of such Restricted Stock Unit (and, in any event, no later than the later of the 15th day of the third month following the end of the Participant’s first taxable year in which the expiration of the Restricted Period occurs or the 15th day of the third month following the end of the Company’s first taxable year in which the expiration of the Restricted Period occurs). If such Restricted Stock Unit is forfeited, the Participant shall have no right to such Dividend Equivalents.

(c)     Restrictions.

(i)     Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the stock certificate; (B) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (C) the shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement (provided, however, that the Restricted Stock will be subject to forfeiture until the expiration of the Restricted Period); and (D) to the extent such shares are forfeited, the stock certificates shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect to such shares shall terminate without further obligation on the part of the Company.

(ii)     Restricted Stock Units awarded to any Participant shall be subject to (A) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Award Agreement.

(iii)     The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock and Restricted Stock Units whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date the Restricted Stock or Restricted Stock Units are granted, such action is appropriate.

(d)     Delivery of Restricted Stock and Settlement of Restricted Stock Units.

(i)     Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock (and, in any event, no later than the later of the 15th day of the third month following the end of the Participant’s first taxable year in which the expiration of the Restricted Period occurs or the 15th day of the third month following the end of the Company’s first taxable year in which the expiration of the Restricted Period occurs), the restrictions set forth in Section 7.2(c) and the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share), and any cash dividends or stock dividends credited to the Participant’s account with respect to such Restricted Stock and any interest thereon, if any.

(ii)     Upon the expiration of the Restricted Period (and, in any event, no later than the later of the 15th day of the third month following the end of the Participant’s first taxable year in which the expiration of the Restricted Period occurs or the 15th day of the third month following the end of the Company’s first taxable year in which the expiration of the Restricted Period occurs) with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one (1) share of Common Stock for each such outstanding vested Restricted Stock Unit (“Vested Unit”) and cash equal to any Dividend Equivalents credited with respect to each such Vested Unit in accordance with Section 7.2(b)(ii) hereof and the interest thereon or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents and the interest thereon, if any; provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for Vested Units. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed with respect to each Vested Unit.

(e)     Stock Restrictions. Each certificate representing Restricted Stock awarded under this Plan shall bear a legend in such form as the Company deems appropriate.

7.3     Performance Share Awards.

(a)     Grant of Performance Share Awards. Each Performance Share Award granted under this Plan shall be evidenced by an Award Agreement. Each Performance Share Award so granted shall be subject to the conditions set forth in this Section 7.3, and to such other conditions not inconsistent with this Plan as may be reflected in the applicable Award Agreement. The Committee shall have the discretion to determine: (i) the number of shares of Common Stock or stock-denominated units subject to a Performance Share Award granted to any Participant; (ii) the Performance Period applicable to any Award; (iii) the conditions that must be satisfied for a Participant to earn an Award; and (iv) the other terms, conditions and restrictions of the Award.

(b)     Earning Performance Share Awards. The number of Performance Shares earned by a Participant will depend on the extent to which the Performance Goals established by the Committee are attained within the applicable Performance Period, as determined by the Committee. No payout or issuance of shares of Common Stock shall be made with respect to any Performance Share Award except upon written certification by the Committee that the minimum threshold Performance Goal(s) have been achieved, and any such payout shall occur at the time of such written certification (and, in any event, no later than the later of the 15th day of the third month following the end of the Participant’s first taxable year in which the Performance Period is completed or the 15th day of the third month following the end of the Company’s first taxable year in which the Performance Period is completed).

(c)     Dividend Equivalents on Performance Share Awards. In no event shall any Dividend Equivalents be paid with respect to any Performance Share Awards.

7.4     Other Equity-Based and Cash Awards. The Committee may grant Other Equity-Based Awards, either alone or in tandem with other Awards, in such amounts and subject to such conditions as the Committee shall determine in its sole discretion. Each Other Equity-Based Award shall be evidenced by an Award Agreement and shall be subject to such conditions, not inconsistent with this Plan, as may be reflected in the applicable Award Agreement; provided, however, that such Other Equity-Based Awards shall not provide for the deferral of compensation other than in a manner that complies with or excepted from Section 409A of the Code. In no event shall any dividends or Dividend Equivalents be paid with respect to any Other Equity-Based Award until such Awards are vested, it being understood that dividends and Dividend Equivalents may be credited with respect to such Awards, with payment subject to such Awards actually vesting (if any). The Committee may grant Cash Awards to Participants. Cash Awards shall be evidenced in such form as the Committee may determine. All Other Equity-Based Awards and Cash Awards shall be paid within two and one-half (2 1⁄2) months after the end of the Fiscal Year in which they are earned and vested.

8.       Securities Law Compliance. Each Award Agreement shall provide that no shares of Common Stock shall be purchased or sold thereunder unless and until (a) any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require. The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over this Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act this Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under this Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Awards unless and until such authority is obtained.

9.       Use of Proceeds from Stock. Proceeds from the sale of Common Stock pursuant to Awards, or upon exercise thereof, shall constitute general funds of the Company.

10.     Miscellaneous.

10.1     Acceleration of Exercisability and Vesting. The Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with this Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest; provided, however, that no Award under this Plan shall vest earlier than one (1) year following the Grant Date except in the event of the Participant’s death, Disability, retirement or a Change in Control.

10.2     Shareholder Rights. Except as provided in this Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Common Stock certificate is issued, except as provided in Section 11 hereof.

10.3     No Employment or Other Service Rights. Nothing in this Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (a) the employment of an Employee with or without notice and with or without Cause or (b) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

10.4     Withholding Obligations. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock of the Company.

11.     Adjustments Upon Changes in Stock. In the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date of any Award, Awards granted under this Plan and any Award Agreements, the exercise price of Options and Stock Appreciation Rights, the maximum number of shares of Common Stock subject to all Awards stated in Section 4 and the maximum number of shares of Common Stock with respect to which any one person may be granted Awards during any period stated in Section 4 will be equitably adjusted or substituted, as to the number, price or kind of a share of Common Stock or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award. In the case of adjustments made pursuant to this Section 11, unless the Committee specifically determines that such adjustment is in the best interests of the Company or its Affiliates, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 11 will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and in the case of Non-qualified Stock Options, ensure that any adjustments under this Section 11 will not constitute a modification of such Non-qualified Stock Options within the meaning of Section 409A of the Code. Any adjustments made under this Section 11 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

12.     Termination.

12.1     Termination in General. Except as otherwise set forth in this Plan or determined by the Committee and set forth in an Award Agreement, upon a Participant’s Termination Event with or to the Company or an Affiliate, for any reason whatsoever, except as otherwise set forth in this Section 12, in an Award Agreement or, with the consent of such individual, as determined by the Committee at any time prior to or after such Termination Event, Awards granted to such Participant will be treated as follows:

(a)     Any Options and Stock Appreciation Rights will (i) to the extent not vested and exercisable as of the date of such Termination Event with or to the Company or an

Affiliate, terminate on the date of such Termination Event and (ii) to the extent vested and exercisable as of the date of such Termination Event with or to the Company or an Affiliate, remain exercisable for a period of ninety (90) days following the date of such Termination Event (but in no event beyond the maximum term of such Award); provided, however, that a Participant may not exercise an Incentive Stock Option more than three (3) months following the date of such Termination Event for any reason other than death or Disability (but in no event beyond the maximum term of such Award); provided, further, that, if the Termination Event is by the Company for Cause, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable. If, after the Termination Event, the Optionholder does not exercise his or her Option within the time specified in the Award Agreement, the Option shall terminate. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option) or a Stock Appreciation Right (i) the exercise of the Option or Stock Appreciation Right is prohibited by applicable law or (ii) Common Stock may not be purchased or sold by certain Employees or Non-Employee Directors due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be automatically extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement.

(b)     Any unvested portion of any Restricted Awards will be immediately forfeited.

(c)     Any unvested Performance Share Awards will be immediately forfeited and terminate.

(d)     Any other Awards, including, but not limited to, Other Equity-Based Awards and Cash Awards, to the extent not vested will be immediately forfeited and terminate.

12.2     Upon Termination Event in Connection with Death. Except as otherwise provided in an Award Agreement, upon a Termination Event in connection with a Participant’s death, Awards granted to a Participant will be treated as follows:

(a)     Any Options and Stock Appreciation Rights will (i) to the extent not vested and exercisable as of the date of such Termination Event with or to the Company or an Affiliate, immediately vest on the date of such termination, and remain exercisable for a period of one (1) year following the date of such termination (but in no event beyond the maximum term of such Award) and (ii) to the extent vested and exercisable as of the date of such Termination Event with or to the Company or an Affiliate, remain exercisable for a period of one (1) year following the date of such termination (but in no event beyond the maximum term of such Award).

(b)     A pro-rata portion of any unvested Restricted Awards equal to the percentage of the Restricted Period which has been met as of the Termination Event will immediately vest on the date of such termination.

(c)     A pro-rata portion of any unvested Performance Share Awards equal to the percentage of the Performance Period which has been met as of the Termination Event will immediately vest on the date of such termination at the target number of shares of Common Stock.

(d)     Any other Awards, including, but not limited to, Other Equity-Based Awards and Cash Awards, to the extent not vested, will be immediately forfeited and terminate.

12.3     Upon Termination Event in Connection with Disability. Except as otherwise provided in an Award Agreement, upon a Termination Event in connection with a Participant’s Disability, Awards granted to a Participant will be treated as follows:

(a)     Any Options and Stock Appreciation Rights will (i) to the extent not vested and exercisable as of the date of such Termination Event with or to the Company or an Affiliate, immediately vest on the date of such termination, and remain exercisable for a period of one (1) year following the date of such termination (but in no event beyond the maximum term of such Award) and (ii) to the extent vested and exercisable as of the date of such Termination Event with or to the Company or an Affiliate, remain exercisable for a period of one (1) year following the date of such termination (but in no event beyond the maximum term of such Award).

(b)     A pro-rata portion of any unvested Restricted Awards equal to the percentage of the Restricted Period which has been met as of the Termination Event will immediately vest on the date of such termination.

(c)     A pro-rata portion of any unvested Performance Share Awards equal to the percentage of the Performance Period which has been met as of the Termination Event will immediately vest on the date of such termination at the target number of shares of Common Stock.

(d)     Any other Awards, including, but not limited to, Other Equity-Based Awards and Cash Awards, to the extent not vested, will be immediately forfeited and terminate.

12.4     Upon Termination Event in Connection with Retirement. The Committee may, but shall not be required to, provide for acceleration of vesting and exercisability of Awards in the terms of any Award Agreement in the event of the Participant’s retirement (as such term is defined in the applicable Award Agreement).

12.5     Upon Termination Event in Connection with a Change in Control. Except as otherwise provided in an Award Agreement, upon a Termination Event in connection with a Change in Control, Awards granted to a Participant will be treated as set forth in Section 13.

12.6     Bona Fide Leave. The Committee or its delegate, in its sole discretion, may determine whether any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence, shall constitute a Termination Event. The

Committee or its delegate, in its sole discretion, may determine whether a Company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a Termination Event for purposes of affected Awards, and such decision shall be final, conclusive and binding; provided, however, that any Termination Event shall be determined in accordance with the definition of a Separation from Service under Section 409A of the Code to the extent such determination relates to any nonqualified deferred compensation.

12.7     Change in Participant Status. If a Participant changes status from an Employee, Director or Consultant, to an Employee, Director or Consultant, without interruption, the Committee, in its sole discretion, may permit any Award held by such Participant at the time of such change in status to be unaffected by such status change; provided, however, that an Incentive Stock Option held by an Employee shall be treated as a Non-qualified Stock Option on the first (1st) day that is three (3) months after the date that the Participant ceases to be an Employee.

13.     Effect of Change in Control.

13.1     Unless otherwise provided in an Award Agreement, notwithstanding any provision of this Plan to the contrary:

(a)     Upon a Participant’s Termination Event without Cause or for Good Reason during the 24-month period following a Change in Control, all outstanding Options and Stock Appreciation Rights shall become immediately exercisable with respect to one hundred percent (100%) of the shares subject to such Options or Stock Appreciation Rights, and/or the Restricted Period shall expire immediately with respect to one hundred percent (100%) of the outstanding shares of Restricted Stock or Restricted Stock Units as of the date of the Participant’s Termination Event.

(b)     With respect to Performance Share Awards, in the event of a Change in Control, all incomplete Performance Periods in respect of such Award in effect on the date the Change in Control occurs shall end on the date of such Change in Control and the Committee shall cause to be paid to the applicable Participant a pro-rata portion of such Awards equal to the percentage of the Performance Period which has been met as of the date of the Change in Control based upon the assumption that the applicable “target” levels of performance have been attained. The payment of such Award shall take place no later than the later of the 15th day of the third month following the end of the Participant’s first taxable year in which the Change in Control occurs or the 15th day of the third month following the end of the Company’s first taxable year in which the Change in Control occurs.

To the extent practicable, any actions taken by the Committee under the immediately preceding clauses (a) and (b) shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control with respect to the shares of Common Stock subject to their Awards.

13.2     In addition, in the event that the Change in Control results in a cash payment for each outstanding share of the Company’s Common Stock (a “Cash Payment”), then to the extent of such Cash Payment, as of the date of the Change in Control, each Award (other than

Performance Share Awards) then outstanding shall be cancelled and the holders thereof shall receive the Cash Payment for each share of Common Stock represented by such Awards, less the exercise price in the case of Options or Stock Appreciation Rights. In the case of any Option or Stock Appreciation Right with an exercise price that equals or exceeds the Cash Payment amount, the Committee shall cancel the Option or Stock Appreciation Right without payment of consideration therefor.

13.3     In addition, in the event of a Change in Control where the consideration paid to the existing shareholders is stock or a combination of cash and stock, the Committee may in its discretion and upon at least ten (10) days’ advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share of Common Stock received or to be received by other shareholders of the Company in the event. In the case of any Option or Stock Appreciation Right with an exercise price that equals or exceeds the price paid for a share of Common Stock in connection with the Change in Control, the Committee may cancel the Option or Stock Appreciation Right without the payment of consideration therefor.

13.4     The obligations of the Company under this Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.

14.     Amendment of this Plan and Awards.

14.1     Amendment of this Plan. The Board at any time, and from time to time, may amend or terminate this Plan. However, except as provided in Section 11 relating to adjustments upon changes in Common Stock and Section 14.3, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any Applicable Laws. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on shareholder approval.

14.2     Shareholder Approval. The Board may, in its sole discretion, submit any other amendment to this Plan for shareholder approval.

14.3     Contemplated Amendments. It is expressly contemplated that the Board may amend this Plan in any respect the Board deems necessary or advisable to provide eligible Employees, Consultants and Directors with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Section 409A of the Code and/or to bring this Plan and/or Awards granted under it into compliance therewith.

14.4     No Impairment of Rights. Rights under any Award granted before amendment of this Plan shall not be impaired by any amendment of this Plan unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

14.5     Amendment of Awards. The Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Committee may not affect any amendment which would otherwise constitute an impairment of the rights under any Award unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

15.     Transfers.

15.1     Transfers upon Death. Except as provided herein, Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of a Participant, only by the Participant. Upon the death of a Participant, outstanding Awards held by such Participant at the time of his or her death may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Award, or the right to exercise any Award, shall be effective to bind the Company unless the Committee shall have been furnished with (i) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (ii) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Award.

15.2     Permitted Transfers. The Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of this Plan, to (i) an Immediate Family Member, (ii) a trust solely for the benefit of the Participant and/or his or her Immediate Family Members, (iii) a corporation, partnership or limited liability company whose only shareholders, partners or members, as applicable, are the Participant and/or his or her Immediate Family Members, or (iv) any other transferee as may be approved by the Committee in its sole discretion, in each case provided that (x) the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer, (y) the transferee furnishes the Committee with an agreement to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Award and (z) the Committee approves the proposed transfer.

15.3     Effect of Transfer. The terms of any Award transferred in accordance with this Section 15 shall apply to the Permitted Transferee, and any reference in this Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (i) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution or with the written consent of the Committee, (ii) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate, (iii) neither the Committee nor the Company shall be required to provide any notice to a Permitted

Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under this Plan or otherwise, and (iv) the consequences of the Participant’s Termination Event under the terms of this Plan and the applicable Award Agreement shall continue to be applied with respect to the Permitted Transferee, including without limitation that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in this Plan and the applicable Award Agreement.

16.     General Provisions.

16.1     Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a Participant’s Termination Event for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

16.2     Clawback. Notwithstanding any other provisions in this Plan, the Company may cancel any Award, require reimbursement of any Award by a Participant, and effect any other right of recoupment of equity or other compensation provided under this Plan in accordance with any Company policies that may be adopted and/or modified from time to time (the “Clawback Policy”). In addition, a Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to this Plan or an Award Agreement, in accordance with the Clawback Policy. By accepting an Award, the Participant is agreeing to be bound by the Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).

16.3     Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

16.4     Unfunded Plan. This Plan shall be unfunded. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under this Plan.

16.5     Delivery. Upon exercise of a right granted under this Plan, the Company shall issue Common Stock or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of this Plan, thirty (30) days shall be considered a reasonable period of time.

16.6     No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to this Plan. The Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional shares of Common Stock or whether any fractional shares should be rounded, forfeited or otherwise eliminated.

16.7     Other Provisions. The Award Agreements authorized under this Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, restrictions upon the exercise of the Awards, as the Committee may deem advisable.

16.8     Section 409A. This Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith. Any payments described in this Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in this Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six (6) month period immediately following the Participant’s Termination Event shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

16.9     Disqualifying Dispositions. Any Participant who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of shares of Common Stock acquired upon exercise of an Incentive Stock Option within two (2) years from the Grant Date of such Incentive Stock Option or within one (1) year after the issuance of the shares of Common Stock acquired upon exercise of such Incentive Stock Option (a “Disqualifying Disposition”) shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such shares of Common Stock.

16.10     Section 16. It is the intent of the Company that this Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of this Plan would conflict with the intent expressed in this Section 16.10, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

16.11     Beneficiary Designation. Each Participant under this Plan may from time to time name any beneficiary or beneficiaries by whom any right under this Plan is to be exercised in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If no valid beneficiary designation form is on file with the Company at the time of a Participant’s death, the default beneficiary of such Participant shall be the Participant’s spouse, if any, then to any children equally, per stirpes; and then the Participant’s estate.

16.12     Expenses. The costs of administering this Plan shall be paid by the Company.

16.13     Severability. If any of the provisions of this Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

16.14     Plan Headings. The headings in this Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.

16.15     Non-Uniform Treatment. The Committee’s determinations under this Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.

17.     Effective Date of this Plan. This Plan shall become effective as of the Effective Date.

18.     Termination or Suspension of this Plan. This Plan shall terminate automatically on the tenth anniversary of the Effective Date. No Award shall be granted pursuant to this Plan after such date, but Awards theretofore granted may extend beyond that date. The Board may suspend or terminate this Plan at any earlier date pursuant to Section 14.1 hereof. No Awards may be granted under this Plan while this Plan is suspended or after it is terminated.

19.     Choice of Law. The law of the State of Florida shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of law rules.

As adopted by the Board of Directors of Stein Mart, Inc. on January 23, 2018.

As approved by the shareholders of Stein Mart, Inc. on June 19, 2018.